Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated October 13, 2009, with respect to the consolidated financial statements of Uranium Energy Corp. (the "Company") included in the Annual Report on Form 10-K/A (Amendment No. 1) of the Company for the year ended July 31, 2009, filed with the Securities and Exchange Commission (the "SEC") in each of (i) the Company's Registration Statement on Form S-8 pertaining to the 2006 Stock Incentive Plan (filed with the SEC on November 27, 2007), (ii) the Company's Registration Statement on Form S-3/A, Amendment No. 1 (filed with the SEC on August 7, 2009), and (iii) the Company's Registration Statement on Form S-8 pertaining to the 2009 Stock Incentive Plan (filed with the SEC on October 1, 2009).

Vancouver, Canada April 21, 2010	"Ernst & Young LLP" Chartered Accountants